Exhibit 19.1

Aligos Therapeutics, Inc.

Insider Trading Compliance Policy and Procedures

Effective October 31, 2023

Federal and state laws prohibit trading in the securities of a company while in possession of material nonpublic information regarding that company and in breach of a duty of trust or confidence. These laws also prohibit anyone who is aware of material nonpublic information from providing this information to others who may trade. Violating these laws can undermine investor trust, harm the reputation and integrity of Aligos Therapeutics, Inc. (together with its subsidiaries, the “Company”), and result in serious criminal and civil charges against the individual and the Company. The Company reserves the right to take whatever disciplinary or other measures it determines in its sole discretion to be appropriate in any particular situation involving a violation of this Policy, including removal or dismissal from the Company.

Persons Covered

This Insider Trading Compliance Policy and Procedures (this “Policy”) applies to all officers, directors and employees of the Company and certain consultants of the Company that the Compliance Officer (as defined below) determines are subject to the Policy (collectively, “Covered Persons”). Individuals subject to this Policy are responsible for ensuring that members of their household comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, limited liability companies, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy as if they were for the individual’s own account. For purposes of this Policy, restrictions on Covered Persons shall be deemed to include equivalent restrictions on the members of their household and entities referenced above.

Policy Statement

No Covered Person shall purchase or sell any security of the Company while in possession of material nonpublic information relating to the Company or any security of any other issuer that the Covered Person learns of in connection with their activities on behalf of the Company. Without limiting the preceding sentence, if a Covered Person possesses material nonpublic information about another company, such as a supplier, customer, competitor or potential acquisition target, the Covered Person may not trade in the securities of that company until the information becomes public or is no longer material.

In addition, Covered Persons shall not directly or indirectly communicate material nonpublic information to anyone outside the Company (except in accordance with the Company’s policies regarding confidential information) or to anyone within the Company other than on a “need-to-know” basis.

The concepts of “securities,” “purchase” and “sale” are defined broadly under securities laws and for purposes of this policy, include at a minimum the following:

“securities” includes stocks, bonds, notes, debentures, options, warrants, equity interests and other convertible securities, as well as derivative instruments related to any of the foregoing.

“purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security.

“sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security.

These definitions extend to a broad range of transactions, including conventional cash- for-stock transactions, conversions, the exercise of stock options, transfers, gifts, and acquisitions and exercises of warrants or puts, calls, pledging and margin loans, or other derivative securities.

Blackout Periods

No Covered Person may purchase or sell any security of the Company during the period beginning at market close on the last trading day of any fiscal quarter of the Company and ending at market close on the first full trading day after the public release of earnings data for such fiscal quarter (each, a “Quarterly Blackout Period”). A “trading day” is a day on which U.S. national stock exchanges are open for trading. If, for example, the Company were to make an earnings announcement on Monday prior to 9:30 a.m. Eastern Time, then the Quarterly Blackout Period would terminate after the close of trading on Monday. If an earnings announcement were made on Monday after 9:30 a.m. Eastern Time, then the Quarterly Blackout Period would terminate after the close of trading on Tuesday.

In addition, the Company may impose trading suspensions during which some or all Covered Persons are prohibited from purchasing or selling any security of the Company (a “Special Blackout Period” and together with a Quarterly Blackout Period, a “Blackout Period”). The above prohibitions during a Blackout Period do not apply to:

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purchases of the Company’s securities from the Company, or sales of the

Company’s securities to the Company;

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exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, in each case, that do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option or other equity award through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);
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bona fide gifts of the Company’s securities, unless the individual making the gift knows, or is reckless in not knowing, the recipient intends to sell the securities while the donor is in possession of material nonpublic information about the Company;

• the required sale of shares of stock upon vesting of restricted stock or upon vesting and settlement of restricted stock units to satisfy applicable tax withholding requirements if: (a) such sale is required by the applicable plan or award agreement; (b) the election to require the sale of shares was made by the Company in its sole discretion; or (c) the election to sell shares was made in compliance with this Policy; or

• purchases or sales of the Company’s securities made pursuant to a plan adopted to comply with Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934.

Exceptions to the blackout period policy may be approved by the Compliance Officer or, in the case of exceptions for non-employee directors, the Chair of the Board of Directors or the Chair of the Audit Committee of the Board of Directors.

Preclearance of Trades by Certain Covered Persons

All transactions in the Company’s securities by those Covered Persons listed on Schedule I (each, a “Preclearance Person”) must be precleared by the Compliance Officer or their designee. Preclearance should not be understood to represent legal advice from the Company that a proposed transaction complies with the law.

A request for preclearance must be in writing and the Preclearance Person making the request must certify that they are not in possession of material nonpublic information about the Company. The Compliance Officer shall have sole discretion to decide whether to provide preclearance. Notwithstanding receipt of preclearance, if the Preclearance Person becomes aware of material nonpublic information about the Company, the Preclearance Person shall promptly notify the Compliance Officer and the preclearance shall be automatically deemed to be revoked effective as of the time the Preclearance Person becomes aware of this material nonpublic information. The commencement of any Blackout Period shall automatically terminate any preclearance. Transactions under a previously established Rule 10b5-1 Trading Plan (as defined below) that has been approved in accordance with this Policy are not subject to preclearance.

Material Nonpublic Information

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or if the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative, and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.

Examples of material information may include (but are not limited to) information about:

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corporate financial results or financial forecasts;
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progress and results of clinical trials;
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possible mergers, acquisitions, tender offers, or dispositions;
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major new products or product developments;
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important business developments, such as possible new strategic collaborations or developments regarding existing strategic collaborations;
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director or officer changes;
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significant borrowing or financing developments, including pending public sales or offerings of debt or equity securities;
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defaults on borrowings;
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bankruptcies;
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cybersecurity or data security or protection incidents; and
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significant litigation or regulatory actions.

Information is “nonpublic” if it is not available to the general public. In order for information to become “public,” it must be widely disseminated in a manner that makes it generally available to investors, such as through a press release, a filing with the U.S. Securities and Exchange Commission or a Regulation FD-compliant conference call. The Compliance Officer shall have sole discretion to decide whether information is public for purposes of this Policy.

The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. In addition, even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to the information. Generally, the passage of two full trading days following release of the information to the public is a reasonable waiting period before this information is deemed to be public.

Post-Termination Transactions

Insider trading liability is not limited to the period when an individual is a service provider for the Company. Covered Persons that may possess material nonpublic information should exercise caution trading in Company securities prior to completion of two full trading days after the public release of earnings data for the fiscal quarter in which the individual’s relationship with the Company terminates or, if later, until that information has become public or is no longer material.

Prohibited Transactions

The Company has determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if persons subject to this Policy engage in certain types of transactions. Therefore, Covered Persons shall comply with the following policies with respect to certain transactions in the Company’s securities, even during open trading windows that are outside of a Blackout Period or pursuant to Rule 10b5-1 Trading Plans.

Short Sales

Short sales of the Company’s securities are prohibited. Short sales of the Company’s securities, or sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale.

Derivatives

Transactions in puts, calls, options or other derivative securities involving the Company’s equity securities, on an exchange, on an over-the-counter market, or in any other organized market, are prohibited. This prohibition does not apply to options granted to Covered Persons by the Company.

Hedging Transactions

Hedging transactions involving the Company’s securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any change in the market value of the Company’s equity securities, are prohibited.

Margin Accounts and Pledging

Pledging Company securities as collateral for a loan, purchasing Company securities on margin (i.e., borrowing money to purchase the securities), or placing Company securities in a margin account are each prohibited. This prohibition does not apply to cashless exercises of stock options under the Company’s equity plans.

Partnership Distributions

Nothing in this Policy shall limit the ability of an investment fund, venture capital partnership or other similar entity with which a Covered Person is affiliated to distribute Company securities to its partners, members, or other similar persons. It is the responsibility of each affected Covered Person and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances, and applicable securities laws.

Rule 10b5-1 Trading Plans

The trading restrictions set forth in this Policy (other than those transactions described under “Prohibited Transactions”) do not apply to transactions under a previously established contract, plan or instruction to trade in the Company’s securities entered into in accordance with Rule 10b5-1 (a “Trading Plan”) that:

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has been submitted to and preapproved by the Compliance Officer;
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includes a “Cooling-Off Period” that extends to:
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for Section 16 officers and directors, the later of (i) 90 days after adoption or modification of a Trading Plan or (ii) two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the Trading Plan was adopted, up to a maximum of 120 days; and
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for all other Covered Persons, 30 days after adoption or modification of a Trading Plan;
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for Section 16 reporting persons, includes a representation in the Trading Plan that the Section 16 reporting person is (1) not aware of any material nonpublic information about the Company or its securities; and (2) adopting the Trading Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5;
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has been entered into in good faith at a time when the individual was not in possession of material nonpublic information about the Company and not otherwise in a blackout period, and the person who entered into the Trading Plan has acted in good faith with respect to the Trading Plan;
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either (1) specifies the amounts, prices, and dates of all transactions under the Trading Plan; or (2) provides a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions;
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prohibits the Covered Person from exercising any subsequent influence over the transactions under the Trading Plan; and
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utilizes a form of Trading Plan document approved by the Company that complies with all other applicable requirements of Rule 10b5-1, including applicable certification requirements.

The Compliance Officer may impose such other conditions on the implementation and operation of the Trading Plan, including the utilization of a broker approved by the Company, as the Compliance Officer deems necessary or advisable. Individuals may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 (which include certain RSU sell-to-cover plans and plans that will not go into effect until expiration of a predecessor plan) and subject to preapproval by the Compliance Officer.

An individual may only modify a Trading Plan outside of any Blackout Period applicable to the individual and, in any event, when the individual does not possess material nonpublic information concerning the Company. Modifications to, and terminations of, a Trading Plan are subject to preapproval by the Compliance Officer and modifications of a Trading Plan that change the amount, price or timing of the purchase or sale of the securities underlying a Trading Plan will trigger a new Cooling-Off Period.

Covered Persons that have adopted a Trading Plan should exercise caution regarding any trades outside of their plan and must comply with all requirements in this Policy, including with respect to Blackout Periods and, if applicable, preclearance requirements.

The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Trading Plan and non- Rule 10b5-1 trading arrangements, or the execution of transactions made under a Trading Plan. The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the Company, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.

Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the responsibility of the person adopting the Trading Plan. Rule 10b5-1 only provides an “affirmative defense” to liability under certain insider trading laws; it does not prevent a lawsuit or guarantee there will not be liability in the event of a lawsuit.

Administration, Interpretation and Updates of this Policy

This Policy shall be administered, updated and interpreted by the Company’s General Counsel or their designee (the “Compliance Officer”), provided that for transactions involving the General Counsel, the Compliance Officer shall be the Company’s Chief Financial Officer. Questions regarding this Policy should be directed to the Compliance Officer. In particular, interpretations and updates of this Policy may include amendments to, or departures from, the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws.

None of the Company, the Compliance Officer or the Company’s other employees or directors assumes (a) any legality or consequences relating to a person entering into, informing the Company of, or trading under, a Trading Plan, or (b) any liability for or delay in reviewing and/or refusing to approve a Trading Plan submitted for approval or preclearance request.

Actions taken by the Company, the Compliance Officer or any other Company employee or director do not constitute legal advice to Covered Persons, nor do they insulate Covered Persons from the consequences of noncompliance with this Policy or with securities laws.

Certification of Compliance

All directors, officers, employees and others subject to this Policy may be asked periodically to certify their compliance with the terms and provisions of this Policy.

Schedule I

Individuals Subject to Preclearance Requirements